Exhibit 99.1

FTAI CEO & Chairman Joe Adams Prepared Remarks
RBC event, January 21, 2025

Good morning.

Considering recent events, I would like to first address last week’s misleading short sale piece. We take our obligations and any valid assertions seriously but we strongly disagree with the assertions made in the report. We believe such report mischaracterizes our business and that these misrepresentations are baseless and nonsensical.

We are committed to maintaining high standards of corporate governance and internal controls. We believe that suggestions that we engaged in improper financial accounting are wrong.

Our depreciation policy and methodology have not changed since our IPO in 2015, are in accordance with accounting standards and in line with aviation leasing peers, and are reviewed on a quarterly basis. To provide further detail on engine depreciation, current residual values are approximately 50% of the acquisition cost and are depreciated over the expected time between shop visits (2 to 6 years). Furthermore, we take great pride in the profitability of our leasing business. Notably, our Return on Gross Assets (defined as EBIT over average gross assets) stands at approximately 10% for the nine months ended September 30, 2024, which is in line with or exceeds that of industry peers.

Now let me talk about the exciting developments at FTAI.

Over the last 4 years, our business has evolved from an engine leasing company into a vertically integrated full-service provider of aftermarket power and maintenance for the most widely-used commercial jet engines.

Two years ago we laid out our plan to grow EBITDA to $1 billion by 2026 with $500 million coming from our fast growing Aerospace Products sector powered by our innovative MRE business.

On December 30, 2024, we disclosed that we expect 2025 Adjusted EBITDA of approximately $1.1 to $1.15 billion from its reportable segments, comprised of approximately $500 million from Aviation Leasing and approximately $600 to $650 million from Aerospace Products.

Let’s talk about how we think about our business today from both an operating and commercial perspective.

From an operating perspective, our primary business model consists of 3 parts:

-	Acquire unserviceable engines
-	Repair
-	Sell, exchange, lease

In the engine maintenance department, our business has developed extensive capability over the last several years.

We own and operate two facilities – in Miami and Montreal – and would invite all of you to visit and see the complex maintenance we perform every day at each location.

FTAI CEO & Chairman Joe Adams Prepared Remarks
RBC event, January 21, 2025

A few numbers to keep in mind:

1.	In the first nine months of 2024, we spent over $400 million, comprised of approximately $270mm on rebuilding modules or repairing parts, plus an additional over $130 million in prepaid maintenance
2.	Approximately 500 employees at our two maintenance facilities

Moving to commercial operations.

Our value proposition to airlines and asset owners is to deliver cost savings and flexibility through engine and module exchanges. We eliminate the need for owners to manage engine shop visits and all the costs connected with that. The traditional shop visit is expensive, time consuming, and does not align interest between customer and maintenance provider.

We have experienced broad and increasing customer acceptance of our unique product offering continuing to add new customers and greater usage bolstering our confidence in our growth rate.

We offer customers a choice of 1, 2, or 3 modules (a whole engine) sales or exchanges and have reflected that the choice is driven by customer preference.

We are seeing high demand for core modules, which require the most maintenance of the three modules due to exposure to higher temperatures and having a shorter LLP life. Many customers prefer whole engine exchanges to service core modules because it generally eliminates turnaround time. We believe this is a positive development as it is our highest value add product and combines all of our capabilities.

Repairs at our engine facilities include everything from limited workscopes to maintain serviceability, up to heavier maintenance work such as performance overhauls. We value both limited and heavy maintenance and plan to always focus on finding opportunities to reduce cost and time, minimize waste and increase efficiency.

Let me conclude with updates on two major initiatives that we expect will be material positive contributors in the near future:

1.	Strategic Capital Initiative
2.	PMA

In December 2024, FTAI announced the launch of a Strategic Capital initiative in collaboration with third-party institutional investors. The first partnership is focused on acquiring on-lease 737NG and A320ceo aircraft and we believe this market opportunity will allow for the deployment of $3.0+ billion of capital annually. This first partnership is also in the process of acquiring 46 on-lease narrowbody aircraft from FTAI for an estimated net purchase price of $549 million. All aircraft engines owned by the partnership will be exclusively powered through engine and module exchanges with FTAI’s Maintenance, Repair and Exchange business.

On PMA, we have received approval for two of the five parts, and certification for the next part is very close. We believe that having this part will be a milestone for the company, accelerating production at our facilities and contributing to growing margins.

Thank you.